Exhibit 99.3

CINERGY CORP.
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	June 30 2003	December 31 2002

ASSETS
Current Assets
Cash and temporary cash investments	$249,016	$200,112
Restricted deposits	3,609	3,092
Notes receivable	78,112	135,873
Accounts receivable less accumulated provision for doubtful accounts of $11,447 at June 30, 2003, and $16,368 at December 31, 2002	1,163,652	1,280,810
Materials, supplies and fuel - at average cost	321,247	319,454
Prepayments and other	121,168	107,086
Energy risk management current assets	401,054	464,028
Total current assets	2,337,858	2,510,455

Property, Plant, and Equipment - at Cost
Utility plant in service	9,374,785	8,641,351
Construction work in progress	349,212	469,300
Total utility plant	9,723,997	9,110,651
Non-regulated property, plant, and equipment	4,310,498	4,616,754
Accumulated depreciation	5,246,376	5,157,040
Net property, plant, and equipment	8,788,119	8,570,365

Other Assets
Regulatory assets	1,015,024	1,022,696
Investments in unconsolidated subsidiaries	453,906	417,188
Energy risk management non-current assets	151,159	162,773
Other investments	173,203	163,851
Other	361,902	312,435
Total other assets	2,155,194	2,078,943

Assets of Discontinued Operations	7,187	147,265

Total Assets	$13,288,358	$13,307,028

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$1,102,251	$1,318,379
Accrued taxes	191,864	258,613
Accrued interest	69,767	62,244
Notes payable and other short-term obligations	409,269	667,973
Long-term debt due within one year	387,038	176,000
Energy risk management current liabilities	384,885	407,710
Other	130,165	105,026
Total current liabilities	2,675,239	2,995,945

Non-current Liabilities
Long-term debt	3,977,446	4,011,568
Deferred income taxes	1,508,123	1,458,171
Unamortized investment tax credits	113,489	118,095
Accrued pension and other post-retirement benefit costs	660,922	626,167
Energy risk management non-current liabilities	156,946	143,991
Other	206,466	179,767
Total non-current liabilities	6,623,392	6,537,759

Liabilities of Discontinued Operations	8,877	108,833

Total Liabilities	9,307,508	9,642,537

Preferred Trust Securities
Company obligated mandatorily redeemable preferred trust securities of subsidiary holding solely debt securities of the company	309,216	308,187

Cumulative Preferred Stock of Subsidiaries
Not subject to mandatory redemption	62,818	62,828

Common Stock Equity
Common stock - $0.01 par value; authorized shares - 600,000,000; outstanding shares - 176,947,118 at June 30, 2003, and 168,663,115 at December 31, 2002	1,769	1,687
Paid-in capital	2,135,968	1,918,136
Retained earnings	1,495,502	1,403,453
Accumulated other comprehensive income	(24,423)	(29,800)
Total common stock equity	3,608,816	3,293,476

Total Liabilities and Equity	$13,288,358	$13,307,028

Note: Prior year’s data has been reclassified to conform with current year’s presentation.